FOR IMMEDIATE RELEASE:

Media Contact:
Kirstie Burden, Overstock.com, Inc.
+1 (801) 947-3116
kburden@overstock.com

Investor Contact:
Mark Harden, Overstock.com, Inc.
+1 (801) 947-5409
mharden@overstock.com

Overstock.com Reports Q4 and FY 2014 Results
Q4 2014: 18% revenue increase; 19% contribution increase; pre-tax net income of $2.3 million (after $5.5 million in costs related to a patent infringement case).
2014 revenue of $1.5 billion and net income of $8.8 million.
TTM operating cash flow of $80.8 million.

SALT LAKE CITY - Jan. 29, 2015 - Overstock.com, Inc. (NASDAQ: OSTK) today reported further financial results for the quarter and fiscal year ended Dec. 31, 2014.

Key Q4 2014 metrics (comparison to Q4 2013):

•	Revenue: $470.4M vs. $397.6M (18% increase);

•	Gross profit: $85.4M vs. $71.7M (19% increase);

•	Gross margin: 18.2% vs. 18.0% (20 basis point increase);

•	Sales and marketing expense: $37.1M vs. $31.2M (19% increase);

•	Contribution (non-GAAP measure): $48.3M vs. $40.5M (19% increase);

•	G&A/Technology expense: $46.6M vs. $39.0M (19% increase);

•	Pre-tax income: $2.3M vs. $1.0M ($1.3M increase);

•	Provision (benefit) for income taxes: $1.0M vs. ($68.5M) ($69.5M increase);

•	Net income: $1.3M vs. $69.5M ($68.1M decrease); and

•	Diluted EPS: $0.06/share vs. $2.84/share ($2.78/share decrease).

Key FY 2014 metrics (comparison to FY 2013):

•	Revenue: $1,497M vs. $1,304M (15% increase);

•	Gross profit: $279.1M vs. $247.7M (13% increase);

•	Gross margin: 18.6% vs. 19.0% (40 basis point decrease);

•	Sales and marketing expense: $109.5M vs. $91.6M (19% increase);

•	Contribution (non-GAAP measure): $169.6M vs. $156.1M (9% increase);

•	G&A/Technology expense: $158.0M vs. $140.0M (13% increase);

•	Pre-tax income: $13.2M vs. $16.3M ($3.1M decrease);

•	Provision (benefit) for income taxes: $4.4M vs. ($68.0M) ($72.4M increase);

•	Net income: $8.8M vs. $84.4M ($75.6M decrease); and

•	Diluted EPS: $0.36/share vs. $3.47/share ($3.11/share decrease).

As previously announced, the company will hold a conference call and webcast to discuss its Q4 and fiscal year 2014 financial results Thursday, Jan. 29, 2015, at 11:30 a.m. ET.

Webcast information

To access the live webcast and presentation slides, go to http://investors.overstock.com. To listen to the conference call via telephone, dial (877) 673-5346 and enter conference ID 66085156 when prompted. Participants outside the U.S. or Canada who do not have Internet access should dial +1 (724) 498-4326 then enter the conference ID provided above.

A replay of the conference call will be available at http://investors.overstock.com starting two hours after the live call has ended. An audio replay of the webcast will be available via telephone starting at 2:30 p.m. ET on Thursday, Jan. 29, 2015, through 11:59 p.m. ET on Thursday, Feb. 12, 2015. To listen to the recorded webcast by phone, dial (855) 859-2056 then enter the conference ID provided above. Outside the U.S. or Canada dial +1 (404) 537-3406 and enter the conference ID provided above.

Email questions to Mark Harden at mharden@overstock.com prior to the conference call.

Key financial and operating metrics:

Investors should review our financial statements and publicly-filed reports in their entirety and not rely on any single financial measure.

Total net revenue - Total net revenue for Q4 2014 and 2013 was $470.4 million and $397.6 million, respectively, an 18% increase. The growth in revenue was primarily due to a 12% increase in orders, coupled with a 7% increase in average order size, from $149 to $159. These increases were partially offset by an increase in returns. Total net revenue for the fiscal year 2014 and 2013 was $1,497 million and $1,304 million, respectively, a 15% increase. The growth in revenue was primarily due to a 10% increase in orders, coupled with a 7% increase in average order size, from $158 to $169. These increases were partially offset by increased promotional activities including coupons, site sales, and Club O Rewards (which we recognize as a reduction of revenue) due to driving a higher proportion of our sales using those channels. The increases were also partially offset by an increase in the revenue we defer from orders taken but not delivered at year end due to higher average daily sales in the last week of the quarter. Although our average order size has increased in recent years, we expect the rate of increase to taper in the future.

Gross profit - Gross profit for Q4 2014 and 2013 was $85.4 million and $71.7 million, respectively, a 19% increase, representing 18.2% and 18.0% gross margin for those respective periods. The increase in gross profit was primarily due to higher revenue. The increase in gross margin was largely due to improved efficiency in warehouse costs, and lower inbound freight and credit card fees, partially offset by increased promotional activities including coupons, site sales, and Club O rewards due to driving a higher proportion of our sales using those channels. Gross profit for the fiscal year 2014 and 2013 was $279.1 million and $247.7 million, respectively, a 13% increase, representing 18.6% and 19.0% of total net revenue for those respective periods. The increase in gross profit was primarily due to higher revenue. The decrease in gross margin was largely due to increased promotional activities including coupons, site sales, and Club O rewards due to driving a higher proportion of our sales using those channels.

Sales and marketing expenses - Sales and marketing expenses totaled $37.1 million and $31.2 million for Q4 2014 and 2013, respectively, a 19% increase, and representing 7.9% of total net revenue for both periods. Spending increased in the sponsored search and display ad marketing channels and spending decreased for television advertising. Sales and marketing expenses totaled $109.5 million and $91.6 million for the fiscal year 2014 and 2013, respectively, a 19% increase, and representing 7.3% and 7.0% of total net revenue for those periods. The increase in sales and marketing expenses as a percent of revenue was primarily due to increased spending in the sponsored search and display ad marketing channels due to driving a higher proportion of our revenue through those channels.

Contribution (a non-GAAP financial measure) and contribution margin (a non-GAAP financial measure) - Contribution for Q4 2014 and 2013 was $48.3 million and $40.5 million, respectively, a 19% increase, representing 10.3% and 10.2% contribution margin for those respective periods. Contribution for the fiscal year 2014 and 2013 was $169.6 million and $156.1 million, respectively, a 9% increase. Contribution margin was 11.3% and 12.0% for those periods.

Contribution (a non-GAAP financial measure - which we reconcile to "gross profit" in our statement of income) consists of gross profit less sales and marketing expense and reflects an additional way of viewing our results. Contribution margin is contribution as a percentage of total net revenue. We believe contribution and contribution margin provide management and users of the financial statements information about our ability to cover our operating costs, such as technology and general and administrative expenses. Contribution and contribution margin are used in addition to and in conjunction with results presented in accordance with GAAP and should not be relied upon to the exclusion of GAAP financial measures. The material limitation associated with the use of contribution is that it is an incomplete measure of profitability as it does not include all operating expenses or non-operating income and expenses. Management compensates for these limitations when using this measure by looking at other GAAP measures, such as operating income and net income.

Our calculation of contribution and contribution margin is set forth below (in thousands):

	Three months ended
	December 31,
	2014		2013
Total net revenue	$470,360	100.0%	$397,593	100.0%
Cost of goods sold	384,980	81.8%	325,858	82.0%
Gross profit	85,380	18.2%	71,735	18.0%
Less: Sales and marketing expense	37,098	7.9%	31,233	7.9%
Contribution and contribution margin	$48,282	10.3%	$40,502	10.2%

	Year ended
	December 31,
	2014		2013
Total net revenue	$1,497,103	100.0%	$1,304,217	100.0%
Cost of goods sold	1,218,044	81.4%	1,056,557	81.0%
Gross profit	279,059	18.6%	247,660	19.0%
Less: Sales and marketing expense	109,461	7.3%	91,609	7.0%
Contribution and contribution margin	$169,598	11.3%	$156,051	12.0%

Technology expenses - Technology expenses totaled $23.0 million and $18.4 million for Q4 2014 and 2013, respectively, a 25% increase, and representing 4.9% and 4.6% of total net revenue for those respective periods. The increase was primarily due to an increase in staff-related costs of $2.1 million and depreciation of $1.6 million. Technology expenses totaled $86.3 million and $71.8 million for the fiscal year 2014 and 2013, respectively, a 20% increase, and representing 5.8% and 5.5% of total net revenue for those periods. The increase was primarily due to an increase in staff-related costs of $7.6 million, increased depreciation of $3.7 million, and a $1.5 million increase in technical consulting.

General and administrative ("G&A") expenses - G&A expenses totaled $23.5 million and $20.5 million for Q4 2014 and 2013, respectively, a 15% increase, and representing 5.0% and 5.2% of total revenue for those respective periods. The increase was primarily due to an increase of $2.6 million in staff and travel related costs, and a $926,000 increase in professional fees. These increases were partially offset by a decrease of $1.3 million in legal costs. The decrease in legal costs is primarily due to defense costs and civil penalties totaling $6.8 million in Q4 2013 related to the California district attorney case, compared to defense costs and a judgment totaling $5.5 million in Q4 2014 related to a patent infringement case.
G&A expenses totaled $71.8 million and $68.2 million for the fiscal year 2014 and 2013, respectively, a 5% increase, and representing 4.8% and 5.2% of total net revenue for those periods. The increase was primarily due to an increase of $7.2 million in staff and travel related costs and $2.0 million in professional fees, partially offset by a decrease of $7.1 million in legal costs. The decrease in legal costs is primarily due to defense costs and civil penalties totaling $13.9 million in 2013 related to the California district attorney case, compared to defense costs and a judgment totaling $6.0 million in 2014 related to a patent infringement case.

We continue to seek opportunities for growth by expanding our international sales and distribution footprint, through our crypto-initiatives, and through other means. As a result of these initiatives, we expect to continue to incur additional technology and G&A expenses, and these expenses may be material.

Other income (expense), net - Other income (expense), net totaled $536,000 and ($595,000) for Q4 2014 and 2013, respectively. The change is primarily due to increased Club O Rewards breakage of $660,000 due to increased participation in the Club O Rewards program, including our recently introduced Club O Lite program, and a decrease in unrealized losses on precious metals of $465,000. Other income (expense), net totaled $1.2 million and ($235,000) for the fiscal year 2014 and 2013, respectively. The change is primarily due to increased Club O Rewards breakage of $947,000 due to increased participation in the Club O Rewards program, including our recently introduced Club O Lite program, an increase of $306,000 in gift card breakage, and a decrease in unrealized losses on precious metals of $188,000.

Overall, our revenue growth drove higher gross profits and growth in contribution. These increases were offset by higher technology expenses as part of our innovation efforts. As a result, operating income decreased as compared to 2013.

Provision (benefit) for income taxes - Provision (benefit) for income taxes totaled $1.0 million and ($68.5) million for Q4 2014 and 2013, respectively. Provision (benefit) for income taxes totaled $4.4 million and ($68.0) million for fiscal year 2014 and 2013, respectively. The increase in our income tax provision is primarily due to a $75.5 million deferred tax asset valuation release in Q4 2013 after concluding that it was more likely than not that we will realize our deferred tax assets. The valuation allowance release was partially offset by use of $7.0 million of our deferred tax assets in 2013.

Net cash provided by operating activities - Net cash provided by operating activities was $80.8 million and $83.6 million for the fiscal year 2014 and 2013, respectively.

Free cash flow (a non-GAAP financial measure) - Free cash flow totaled $39.5 million and $65.6 million for the twelve months ended December 31, 2014 and 2013, respectively. The $26.1 million decrease was primarily due to a $23.3 million increase in capital expenditures including $16.7 million for the purchase of land and development costs for our future headquarters.

Free cash flow reflects an additional way of viewing our cash flows and liquidity that, when viewed with our GAAP results, provides a more complete understanding of factors and trends affecting our cash flows and liquidity. Free cash flow, which we reconcile to “net cash provided by (used in) operating activities,” is cash flow from operations, reduced by “expenditures for fixed assets, including internal-use software and website development.” We believe that cash flows from operating activities is an important measure since it includes both the cash impact of the continuing operations of the business and changes in the balance sheet that impact cash. Also, we believe free cash flow is a useful measure to evaluate our business since purchases of fixed assets are a necessary component of ongoing operations and free cash flow measures the amount of cash we have available for mandatory debt service and financing obligations, changes in our capital structure, and future investments, after we have paid our operating expenses. Therefore, we believe it is important to view free cash flow as a complement to our entire consolidated statements of cash flows.

Our calculation of free cash flow is set forth below (in thousands):

	Year ended December 31,
	2014	2013
Net cash provided by operating activities	$80,834	$83,645
Expenditures for fixed assets, including internal-use software and website development	(41,346)	(18,067)
Free cash flow	$39,488	$65,578

Cash and working capital - We had cash and cash equivalents of $181.6 million and $148.7 million and working capital of $15.3 million and $25.4 million at December 31, 2014 and December 31, 2013, respectively. The decrease in working capital is primarily due to capital expenditures including the purchase of land and development costs for our future headquarters.

Our consolidated financial statements for the year ended December 31, 2013 include an immaterial revision to current and deferred tax assets and our provision for income taxes for 2013. The effect of the revision was to reduce current and long-term deferred tax assets by $284,000 and $3.8 million, respectively, with an offsetting increase of $4.1 million to our provision for income taxes for 2013.

About Overstock.com
Overstock.com, Inc. (NASDAQ: OSTK) is a discount online shopping retailer based in Salt Lake City, Utah that sells a broad range of products including furniture, rugs, bedding, electronics, clothing, and jewelry. Worldstock.com, a fair trade department dedicated to selling artisan-crafted products from around the world offers additional unique items. Main Street Revolution supports small businesses across the United States by providing them a national customer base. Forbes ranked Overstock in its list of the Top 100 Most Trustworthy Companies in 2014. The NRF Foundation/American Express 2011 Customer Choice Awards ranked Overstock #4 in customer service among all U.S. retailers. Overstock sells internationally under the name O.co. Overstock Shopping (http://www.overstock.com and http://www.o.co) regularly posts information about the company and other related matters under Investor Relations on its website.

Overstock.com®, O.co®, Worldstock Fair Trade® and Club O Rewards® are registered trademarks of Overstock.com, Inc. O.info™, Club O™, Club O Dollars™ and Your Savings Engine™ are trademarks of Overstock.com, Inc. All other trademarks are the property of their respective owners.

# # #

This press release and the January 29, 2015 conference call and webcast to discuss our financial results may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements include all statements other than statements of historical fact, including forecasts of trends. These forward-looking statements are inherently difficult to predict. Actual results could differ materially for a variety of reasons, including the amount and timing of our capital expenditures, the mix of products we sell, the results of legal proceedings and claims and the amounts we spend relating to them, the extent to which we owe income taxes, competition, fluctuations in operating results, any difficulties we may encounter as a result of accepting Bitcoin as payment, any inability to raise capital if needed on acceptable terms, our efforts to expand both domestically and internationally, risks of inventory management and seasonality. Other risks and uncertainties include, among others, risks related to new products and services we may offer, and difficulties with our infrastructure, our expectations regarding the benefits and risks of the credit facility we recently entered into for the purpose of, among other things, financing our construction of an office campus to serve as our corporate headquarters, our fulfillment partners or our payment processors, including cyber-attacks or data breaches affecting us or any of them. More information about factors that could potentially affect our financial results is included in our Annual Report on Form 10-K for the year ended December 31, 2013, which was filed with the Securities and Exchange Commission on

February 27, 2014, our Form 10-Q for the quarter ended March 31, 2014 which was filed with the Securities and Exchange Commission on April 29, 2014, our Form 10-Q for the quarter ended June 30, 2014 which was filed with the Securities and Exchange Commission on July 29, 2014, and our form 10-Q for the quarter ended September 30, 2014 which was filed with the Securities and Exchange Commission on October 28, 2014. These and our other subsequent filings with the Securities and Exchange Commission identify important factors that could cause our actual results to differ materially from those contained in our projections, estimates and other forward-looking statements.

Overstock.com, Inc.
Consolidated Balance Sheets
(in thousands)

	Unaudited
	December 31, 2014	December 31, 2013
Assets
Current assets:
Cash and cash equivalents	$181,641	$148,665
Restricted cash	580	1,580
Accounts receivable, net	18,963	16,047
Inventories, net	26,208	27,043
Prepaid inventories, net	3,214	1,804
Deferred tax assets, net	14,835	13,570
Prepaids and other assets	12,621	10,298
Total current assets	258,062	219,007
Fixed assets, net	52,071	27,194
Precious metals	10,905	9,678
Deferred tax assets, net	50,331	54,950
Goodwill	2,784	2,784
Other long-term assets, net	2,712	2,023
Total assets	$376,865	$315,636
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$112,787	$90,582
Accrued liabilities	81,564	65,679
Deferred revenue	48,451	37,321
Total current liabilities	242,802	193,582
Other long-term liabilities	4,843	3,294
Total liabilities	247,645	196,876
Commitments and contingencies	—	—
Stockholders’ equity:
Preferred stock, $0.0001 par value:
Authorized shares - 5,000
Issued and outstanding shares - none	—	—
Common stock, $0.0001 par value
Authorized shares - 100,000
Issued shares - 27,241 and 26,909
Outstanding shares - 24,037 and 23,785	2	2
Additional paid-in capital	366,252	361,706
Accumulated deficit	(153,864)	(162,718)
Accumulated other comprehensive loss	(621)	—
Treasury stock:
Shares at cost - 3,204 and 3,124	(82,531)	(80,230)
Equity attributable to stockholders’ of Overstock.com, Inc.	129,238	118,760
Equity attributable to noncontrolling interests	(18)	—
Total equity	129,220	118,760
Total liabilities and stockholders’ equity	$376,865	$315,636

Overstock.com, Inc.
Consolidated Statements of Income
(in thousands, except per share data)

	Year ended December 31,
	Unaudited
	2014	2013
Revenue, net
Direct	$147,460	$156,032
Fulfillment partner	1,349,643	1,148,185
Total net revenue	1,497,103	1,304,217
Cost of goods sold
Direct	129,253	136,282
Fulfillment partner	1,088,791	920,275
Total cost of goods sold	1,218,044	1,056,557
Gross profit	279,059	247,660
Operating expenses:
Sales and marketing	109,461	91,609
Technology	86,258	71,788
General and administrative	71,777	68,169
Restructuring	(360)	(471)
Total operating expenses	267,136	231,095
Operating income	11,923	16,565
Interest income	152	127
Interest expense	(39)	(113)
Other income (expense), net	1,169	(235)
Income before income taxes	13,205	16,344
Provision (benefit) for income taxes	4,404	(68,034)
Consolidated net income	$8,801	$84,378
Less: Net loss attributable to noncontrolling interests	(53)	—
Net income attributable to stockholders' of Overstock.com, Inc.	$8,854	$84,378
Net income per common share—basic:
Net income attributable to common shares—basic	$0.37	$3.56
Weighted average common shares outstanding—basic	23,999	23,714
Net income per common share—diluted:
Net income attributable to common shares—diluted	$0.36	$3.47
Weighted average common shares outstanding—diluted	24,317	24,294

Overstock.com, Inc.
Consolidated Statements of Income (Unaudited)
(in thousands, except per share data)

	Three months ended December 31,
	2014	2013
Revenue, net
Direct	$42,606	$42,159
Fulfillment partner	427,754	355,434
Total net revenue	470,360	397,593
Cost of goods sold
Direct	37,298	36,514
Fulfillment partner	347,682	289,344
Total cost of goods sold	384,980	325,858
Gross profit	85,380	71,735
Operating expenses:
Sales and marketing	37,098	31,233
Technology	23,047	18,449
General and administrative	23,527	20,526
Total operating expenses	83,672	70,208
Operating income	1,708	1,527
Interest income	38	27
Interest expense	(9)	8
Other income (expense), net	536	(595)
Net income before income taxes	2,273	967
Provision (benefit) for income taxes	968	(68,483)
Consolidated net income	$1,305	$69,450
Less: Net loss attributable to noncontrolling interests	(53)	—
Net income attributable to stockholders' of Overstock.com, Inc.	$1,358	$69,450
Net income per common share—basic:
Net income per share—basic	$0.06	$2.92
Weighted average common shares outstanding—basic	24,031	23,780
Net income per common share—diluted:
Net income per share—diluted	$0.06	$2.84
Weighted average common shares outstanding—diluted	24,399	24,430

Overstock.com, Inc.
Consolidated Statements of Cash Flows
(in thousands)

	Year ended December 31,
	Unaudited
	2014	2013
Cash flows from operating activities:
Consolidated net income	$8,801	$84,378
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	18,064	14,522
Stock-based compensation to employees and directors	4,035	3,251
Deferred income taxes	3,741	(68,520)
Loss on investment in precious metals	1,269	1,457
Restructuring charges (reversals)	(360)	(471)
Other items	(8)	(15)
Changes in operating assets and liabilities:
Restricted cash	1,000	200
Accounts receivable, net	(2,916)	3,226
Inventories, net	835	(579)
Prepaid inventories, net	(1,410)	108
Prepaids and other assets	(1,455)	(536)
Other long-term assets, net	26	2
Accounts payable	21,652	28,180
Accrued liabilities	15,607	17,959
Deferred revenue	11,130	(1,090)
Other long-term liabilities	823	1,573
Net cash provided by operating activities	80,834	83,645
Cash flows from investing activities:
Purchases of marketable securities	(23)	(132)
Sales of marketable securities	77	292
Purchases of intangible assets	(135)	(13)
Investment in precious metals	(2,496)	(8,080)
Investment in cryptocurrency	(300)	—
Equity method investment	(250)	—
Expenditures for fixed assets, including internal-use software and website development	(41,346)	(18,067)
Proceeds from sale of fixed assets	43	—
Net cash used in investing activities	(44,430)	(26,000)
Cash flows from financing activities:
Payments on capital lease obligations	(325)	(2,563)
Paydown on direct financing arrangement	(282)	(258)
Change in restricted cash	—	125
Proceeds from exercise of stock options	511	1,560
Purchase of treasury stock	(2,301)	(1,391)
Debt issuance costs	(1,031)	—
Net cash used in financing activities	(3,428)	(2,527)
Net increase in cash and cash equivalents	32,976	55,118
Cash and cash equivalents, beginning of period	148,665	93,547
Cash and cash equivalents, end of period	$181,641	$148,665